Exhibit 99.1

Contact: Dan L. Greenfield 412-394-3004
Allegheny Technologies Announces Proposed Concurrent Senior Notes and
Convertible Notes Offerings
Pittsburgh, PA, May 26, 2009, Allegheny Technologies Incorporated (NYSE:ATI) announced today its intention to offer concurrently $300 million aggregate principal amount of senior notes due 2019 and $350 million aggregate principal amount of convertible notes due 2014. The offerings will be made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission on May 26, 2009. Neither the completion of the senior notes offering nor the convertible notes offering will be contingent on the completion of the other. The interest rate and other financial terms of the senior notes due 2019 will be determined upon the pricing of such notes. In addition, the interest rate, conversion rate, and other financial terms of the convertible notes will be determined upon the pricing of such notes. ATI also expects to grant the underwriters for the convertible offering an option to purchase up to an additional $52.5 million aggregate principal amount of convertible notes to cover over-allotments.
ATI intends to use the net proceeds from the senior notes offering to purchase any and all of its outstanding 8.375% Notes due 2011 pursuant to the terms of a tender offer by ATI for those notes. As of today, there were $300.0 million in aggregate principal amount of ATI’s 8.375% Notes due 2011 outstanding. Any net proceeds of the senior notes offering not used to purchase the 8.375% Notes will be used for general corporate purposes.
ATI intends to use the net proceeds from the convertible notes offering to manage its liabilities and other obligations, such as by making voluntary contributions to its defined benefit pension trust and contributions to trusts established to fund retiree medical benefits.
Citi and JPMorgan are the joint book-running managers for the senior notes offering. JPMorgan and Citi are the joint book-running managers for the convertible note offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the senior notes or convertible notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the senior notes and convertible notes has been filed with the Securities and Exchange Commission.
Copies of the prospectus and senior notes preliminary prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Citi, Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn,

New York 11220 or by telephone at 800-831-9146 and at www.sec.gov. Copies of the prospectus and convertible notes preliminary prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from JPMorgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 or by telephone at 718 242-8002 and at www.sec.gov.
ATI’s obligation to accept any 8.375% Notes due 2011 tendered in its tender offer and to pay the applicable consideration for them are set forth solely in the related Offer to Purchase and the Letter of Transmittal. This news release is neither an offer to purchase nor a solicitation of an offer to sell any 8.375% Notes due 2011. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, ATI may amend, extend or, subject to certain conditions, terminate the tender offer.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
Building the World’s Best Specialty Metals Company™
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.